Exhibit 15.1

Unit 2526-2536

25/F., Sun Hung Kai Centre

30 Harbour Road

Wan Chai

Hong Kong

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statements Nos. 333-213392 and 333-219551 on Form S-8 and Registration Statement No. 333-233200 on Form F-3 of our reports relating to the consolidated financial statements and the financial statement schedules in Schedule 1 of Nam Tai Property Inc. and its subsidiaries (the "Company") and the effectiveness of the Company's internal control over financial reporting dated April 13, 2021, appearing in the annual report on Form 20-F of the Company for the year ended December 31, 2020.

Our audit report dated April 13, 2021 contains an explanatory paragraph that states that the Company had net current liabilities of $56 million as at December 31, 2020, and together with other conditions raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Moore Stephens CPA Limited

Certified Public Accountants

Hong Kong

April 13, 2021